JPMORGAN CHASE & CO.

JPMorgan Chase Notes

Due Nine Months or More from the Date of Issue

PRICING SUPPLEMENT 98
AMENDED
Pricing Supplement No 98 dated June 18, 2007 (to Prospectus Supplement dated April 12, 2005 and Prospectus dated April 5, 2005	Filed Pursuant to Rule 424(b)(2) Registration No. 333-117775 CUSIP # 46627B DY4

This pricing supplement supercedes the 424b2 pricing supplement filed earlier today for the same series.

$__________

JPMORGAN CHASE & CO.

JPMorgan Chase Notes

Due Nine Months or More from the Date of Issue

Agent:

Original Issue Date: June 27, 2007

Stated Maturity Date: July 15, 2022
CUSIP Number	Aggregate Principal Amount	Price to Public	Agents' Concession	Dealers' Concession	Re-allowance (if any)	Net Proceeds to Issuer
46627B DY4	$______	100%	2.00%	2.25%	PAR	$_____
[ ]	JPMorgan Chase Senior Notes, Series D
[X]	JPMorgan Chase Subordinated Notes, Series B
[X]	Fixed Rate Note: 6.10%
Interest will be computed on the basis of:
[ ]	the actual number of days elapsed in a year of 360 days
[X]	a 360-day year of twelve 30-day months
[ ]	Other
[ ]	Floating Rate Note:
[ ]	CD
[ ]	Commercial Paper Rate
[ ]	Federal Funds Rate
[ ]	LIBOR
[ ]	Treasury Rate
[ ]	Prime Rate
[ ]	CMT Rate

The interest factor for each day will be computed by dividing the interest rate in effect on that day by:
[ ]	the actual number of days in the year
[ ]	360
[ ]	Other

Index Maturity: N/A

Annual Interest Rate: N/A

Frequency of Changes in Interest Rate:
[ ] Weekly	[ ] Monthly	[ ] Daily
[ ] Semi-annually	[ ] Annually	[ ] Quarterly

Interest Payment Dates:

Semi-Annually on the 15th or next good business day of January and July, beginning January 15, 2008, using the following unadjusted business day convention.

Interest Determination Dates: N/A

Interest Reset Dates: N/A

Spread (+/-): N/A

Multiplier: N/A

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

Survivor's Option: No

Right of Issuer to Redeem Notes or of Holder to Require Repayment of Notes: July 15, 2010
[ ]	The Note may not be redeemed prior to the Stated Maturity Date at the option of JPMorgan Chase & Co.
[X]

The Note may be redeemed prior to the Stated Maturity Date at the option of JPMorgan Chase & Co. in whole but not in part at a price equal to 100% of the principal amount being redeemed, on July 15, 2010, or:

[  ]

any interest payment day thereafter

[X]

any good business day thereafter

Notice of redemption will be given not more than 60 nor less than 30 days prior to the redemption date.

[ ]	The holder of the Note may not elect repayment of the Notes by JPMorgan Chase & Co. prior to the Stated Maturity Date.
[ ]

The holder of the Note may elect repayment of the Note by JPMorgan Chase & Co. prior to the Stated Maturity Date in whole or in part at a price equal to ____% of the principal amount being repaid, on ____________, or:

[  ]

any interest payment day thereafter

[  ]

any good business day thereafter

Other Terms:

Capitalized terms used herein without definition have the meanings ascribed to them in the Prospectus Supplement and Prospectus.